Exhibit 99.1

ATI Announces Long-Term Agreement for Rene 65 Alloy

PITTSBURGH--(BUSINESS WIRE)--April 25, 2012--Allegheny Technologies Incorporated (NYSE: ATI) announced today that it has signed a long-term sourcing agreement with GE Aviation, an operating unit of General Electric Company (NYSE: GE), for the supply of Rene 65 Alloy. Rene 65 Alloy, a future-generation alloy, is the newest nickel-based superalloy developed by ATI in collaboration with GE Aviation. The agreement covers Rene 65 Alloy disc-quality mill products sold to GE Aviation and its suppliers by ATI Allvac, an operating unit of Allegheny Technologies.

“We are pleased to announce the signing of this long-term agreement for Rene 65 Alloy with GE Aviation,” said Rich Harshman, Chairman, President, and Chief Executive Officer of ATI. “This cooperative development effort between ATI and GE Aviation to create a cost-effective disc-quality product for use in jet engines operating at increasingly higher temperatures began just over four years ago. GE and its supply chain partners are in the process of taking advantage of the cost benefits and capabilities of Rene 65 Alloy by implementing the alloy in both legacy and next-generation jet engines.

“The short time involved in the development of Rene 65 Alloy is unprecedented and required a tremendous engineering effort by GE and ATI. This process illustrates the value that our integrated aerospace supply chain brings to new product development. We produce Rene 65 Alloy billet at our new Titanium and Superalloy Forging Facility (TSAF), which houses the largest and most powerful open-die forge presses in our industry. The Rene 65 Alloy billet is forged at ATI Ladish (& other forgers) using both isothermal forging and hot die forging into several jet engine components. The real-time technology exchange between GE Aviation and ATI’s mill product and forging metallurgists significantly compressed the time it took to take Rene 65 Alloy from an idea to a qualified product.”

Building the World’s Best Specialty Metals Company®
Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of approximately $5.3 billion for the last twelve months. ATI has approximately 11,500 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, oil and gas/chemical process industry, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, niobium, tungsten materials, forgings, castings, and fabrication and machining capabilities. The ATI website is www.ATImetals.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004